Exhibit 10.1

LEGACY RESERVES INC.

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”) dated as of February 7, 2019, between Legacy Reserves Services LLC, a Texas limited liability company (the “Employer”), and Robert L. Norris (the “Employee”).

W I T N E S S E T H

WHEREAS, the Employer desires to employ the Employee as Chief Financial Officer of Legacy Reserves Inc., a Delaware corporation (the “Company”); and

WHEREAS, the Employer and the Employee desire to enter into this Agreement as to the terms of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.POSITION AND DUTIES.
(a)During the Employment Term (as defined in Section 2 hereof), the Employee shall serve as the Chief Financial Officer of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities as may reasonably be assigned to the Employee that are not inconsistent with the Employee’s position with the Company. The Employee’s principal place of employment shall be in Midland, Texas, provided that the Employee understands and agrees that the Employee may be required to travel from time to time for business purposes. The Employee shall report directly to the Chief Executive Officer of the Company.

(b)During the Employment Term, the Employee shall devote substantially all of the Employee’s business time, energy, business judgment, knowledge and skill to the performance of the Employee’s duties with the Employer and the Company, provided that the foregoing shall not prevent the Employee from (i) serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board of Directors of the Company (the “Board”), other for profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s passive personal investments so long as such activities in the aggregate do not materially interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict or materially interfere with the performance of the Employee’s obligations to the Employer or the Company under this Agreement. The for profit company boards on which the Employee currently serves, all of which have been approved by the Board, are listed on Exhibit A hereto.

2.EMPLOYMENT TERM. The Employer agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term commencing as of February 19, 2019 (the “Effective Date”) until terminated in accordance with Section 7 hereof, subject to Section 8 hereof. The date of any such termination shall be referred to herein as the “Termination Date”, and the period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.BASE SALARY. During the Employment Term, the Employer agrees to pay the Employee a base salary at an annual rate of not less than $400,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be adjusted upward (but not downward) from time to time by the Board. The base salary as determined herein and adjusted from time to time shall constitute “Base Salary” for purposes of this Agreement.

4.ANNUAL BONUS. The Employee shall be eligible to receive an annual incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”) based on a target bonus opportunity of at least 80% of the Employee’s Base Salary (the “Target Bonus”), upon the attainment of one or more pre-established performance goals established by the Board or the Company’s Compensation Committee in good faith after consultation with the Company’s Chief Executive Officer. Subject to Section 7 hereunder, any such Annual Bonus shall be paid by March 15 of the year following the performance year, subject to the Employee’s continued employment on the applicable payment date.

5.Long-Term Incentive Compensation. Awards of equity interests of the Company and/or other forms of equity- based compensation to the Employee on or after the Effective Date may be made from time to time during the Employment Term in amounts determined by the Board in its discretion.
6.EMPLOYEE BENEFITS.

(a)BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives, subject to satisfying the applicable eligibility requirements, except to the extent such plans are duplicative of the benefits otherwise provided to hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Employer may modify or terminate any employee benefit plan at any time.

(b)VACATIONS. During the Employment Term, the Employee shall be entitled to vacation in accordance with the Company’s policy as in effect from time to time, but not less than four (4) weeks of paid vacation per calendar year (as prorated for partial years). Vacation may be taken at such times and intervals as the Employee determines, subject to the business needs of the Company.

(c)BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Employer’s and Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.

7.TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)DISABILITY. Upon ten (10) days’ prior written notice by the Employer to the Employee of termination due to Disability. For purposes of this Agreement, “Disability” means the determination by a physician selected by the Employer that the Employee has been unable to perform the Employee’s usual and customary duties under this Agreement for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease. At any time and from time to time, upon reasonable request by the Employer, the Employee will submit to reasonable medical examination for the purpose of determining the Employee’s ability to perform the essential functions of the job position, with or without any reasonable accommodation.

(b)DEATH. Automatically upon the date of death of the Employee.

(c)CAUSE. Immediately upon written notice by the Employer to the Employee of a termination for Cause. “Cause” shall mean any of the following:

(i)the Employee’s conviction of, or plea of nolo contendere to, any felony or to any crime or offense causing substantial harm to the Employer or the Company or any of their direct or indirect subsidiaries (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, or moral turpitude or similar conduct;

(ii)willful malfeasance in the conduct of the Employee’s duties, including, but not limited to, (A) willful and intentional misuse or diversion of any of the Related Parties’ (defined as the Company and all such direct and indirect subsidiaries of the Company) funds, (B) embezzlement or (C) fraudulent or willful and material misrepresentations or concealments on any written reports submitted to any of the Related Parties;

(iii) the Employee’s failure to attempt in good faith to perform the Employee’s substantial job duties consistent with the Employee’s position, expressly including the provisions of this Agreement which failure continues after written notice, or material failure to follow or comply with the reasonable and lawful written directives of the Board that continues after written notice;

(iv) a material breach of Section 10 and 11 of this Agreement; or

(v) a material breach by the Employee of written policies of the Related Parties concerning employee discrimination or harassment.

The Employee shall be afforded a reasonable opportunity to cure any act or omission that would otherwise constitute “Cause” hereunder according to the following terms: The Board will cause the Employer to give the Employee written notice stating with reasonable specificity the nature of the circumstances determined by the Board in good faith to constitute “Cause.” If, in the good faith judgment of the Board, the alleged breach is reasonably susceptible to cure, the Employee will have fifteen (15) days from his receipt of such notice to effect the cure of such circumstances or such breach to the good faith satisfaction of the Board. The Board will state whether the Employee will have such an opportunity to cure in the initial notice of “Cause” referred to above. If, in the good faith judgment of the Board the alleged breach is not reasonably susceptible to cure, or such circumstances or breach have not been satisfactorily cured within such fifteen (15) day cure period, such breach will thereupon constitute “Cause” hereunder.
(d)WITHOUT CAUSE. Immediately upon written notice by the Employer to the Employee of an involuntary termination without Cause (other than for death or Disability).

(e)GOOD REASON. Upon written notice by the Employee to the Employer of a termination for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee of the occurrence of one of the reasons set forth below:

(i)a reduction in the Employee’s Base Salary or Target Bonus;

(ii)a relocation of the Employee’s primary place of employment to a location more than 20 miles from Midland, Texas; or

(iii)any material reduction in the Employee’s title, authority or responsibilities with the Employer.

The Employee shall provide the Employer with a written notice detailing the specific circumstances alleged to constitute Good Reason within sixty (60) days of becoming aware of the occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of a thirty (30)-day period for Employer to effect the cure of such circumstances. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.
(f)WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Employee to the Employer of the Employee’s voluntary termination of employment without Good Reason (which the Employer may, in its sole discre-tion, make effective earlier than any notice date).

8.CONSEQUENCES OF TERMINATION.

(a)DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 8(a)(i) through 8(a)(v) hereof to be paid within thirty (30) days following termination of employment, or such earlier date as may be required by applicable law):

(i)any unpaid Base Salary through the date of termination;

(ii)any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination;

(iii)reimbursement for any unreimbursed business expenses incurred through the date of termination;

(iv)any accrued but unused vacation time in accordance with Company policy;

(v)all other payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 8(a)(i) through 8(a)(v) hereof shall be hereafter referred to as the “Accrued Benefits”); and

(vi)a pro rata portion of any Bonus for the fiscal year in which the Termination Date occurs, paid in a lump sum at such time as bonuses for the annual period are paid to other executive officers of the Company in accordance with the terms of the applicable Employee Bonus Plan, and determined by multiplying the Employee’s actual Annual Bonus that would have been earned based on performance for such period by a fraction, the numerator of which is the number of days from the first day of the fiscal year of the Company in which such termination occurs through and including the Termination Date and the denominator of which is 365 (“Pro Rata Bonus”).

(b)DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Employer shall pay or provide the Employee with the Accrued Benefits and a Pro Rata Bonus.

(c)TERMINATION FOR CAUSE OR WITHOUT GOOD REASON. If the Employee’s employment is terminated (x) by the Employer for Cause or (y) by the Employee without Good Reason the Employer shall pay to the Employee the Accrued Benefits other than the benefit described in Section 8(a)(ii) hereof.

(d)TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee’s employment by the Employer is terminated (x) by the Employer other than for Cause or (y) by the Employee for Good Reason, the Employer shall pay or provide the Employee with the following, subject to the provisions of Section 25 hereof:

(i)the Accrued Benefits;

(ii)Pro Rata Bonus;

(iii)subject to the Employee’s continued compliance with the obligations in Sections 9, 10 and 11 hereof, a sum equal to (x) the Employee’s monthly Base Salary rate at the highest rate in effect at any time during the twelve (12) month period prior to the Termination Date plus (y) 1/12 of the Target Bonus, paid monthly for a period of twelve (12) months following such termination; provided that if such termination occurs within twenty-four (24) months following a Change of Control (as defined in the Company’s Legacy Reserves Inc. 2018 Omnibus Plan), such 12-month period shall be increased to 18 and the aggregate applicable amount shall be paid in a lump sum within sixty (60) days of the applicable Termination Date; provided, further, that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 25 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such Termination Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto; and

(iv)to the extent that the Employee elects COBRA continuation coverage, the Company will pay the full cost of the Employee’s COBRA continuation coverage for the maximum period as COBRA continuation coverage is required to be provided under applicable law; provided, however, that the benefits described in this Section 8(d)(iv) may be discontinued prior to the end of the period provided in this Section 8(d)(iv) to the extent, but only to the extent, that the Employee receives substantially similar benefits from a subsequent employer or to avoid the imposition of any excise taxes on the Employer or the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable).

Payments and benefits provided in this Section 8(d) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
(e)CODE SECTION 280G.

(i)Notwithstanding anything in this Agreement to the contrary, in the event that any severance and other benefits provided to or for the benefit of the Employee or his legal representatives and dependents pursuant to this Agreement and any other agreement, benefit, plan, or policy of the Related Parties (this Agreement and such other agreements, benefits, plans, and policies collectively being referred to herein as the “Change of Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (such severance and other benefits being referred to herein as the “Change of Control Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax referred to in this Agreement as the “Excise Tax”), then (i) if the shareholder approval exemption set forth in Section 280G(b)(5) is available, then the Employer and the Employee shall take all steps necessary, including, without limitation, waiver of rights by the Employee, to seek shareholder approval for such Change of Control Payments in accordance with Section 280G(b)(5) of the Code and the regulations promulgated thereunder; or (ii) if the shareholder approval exemption set forth in Section 280G(b)(5) is not available, then the Employer will provide the Employee with a computation of (A) the maximum amount of Change of Control Payments that could be made under the Change of Control Arrangements, without the imposition of the Excise Tax (said maximum amount being referred to as the “Capped Amount”); (B) the value of all Change of Control Payments that could be made pursuant to the terms of the Change of Control Arrangements (all said payments, distributions and benefits being referred to as the “Uncapped Payments”); (C) the dollar amount of Excise Tax which the Employee would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Payments; and

(D) the net value of the Uncapped Payments after reduction by (1) the amount of the Excise Tax, (2) the estimated income taxes payable by the Employee on the difference between the Uncapped Payments and the Capped Amount, assuming that the Employee is paying the highest marginal tax rate for state, local and federal income taxes, and (3) the estimated hospital insurance taxes payable by the Employee on the difference between the Uncapped Payments and the Capped Amount based on the hospital insurance tax rate under Section 3101(b) of the Code (the “Net Uncapped Amount”). If the Capped Amount is greater than the Net Uncapped Amount, the Employee shall be entitled to receive or commence to receive the Change of Control Payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, the Employee shall be entitled to receive or commence to receive the Change of Control Payments equal to the Uncapped Payments. If the Employee receives the Uncapped Payments, then the Employee shall be solely responsible for the payment of the Excise Tax due from the Employee and attributable to such Uncapped Payments, with no right of additional payment from any of the Related Parties as reimbursement for such taxes.
(ii)Unless the Employer and the Employee otherwise agree in writing, any determination required under this Section 8(e) shall be made in writing by tax counsel or by an independent public accounting firm agreed to by the Employer and the Employee (the “Auditor”), whose determination shall be conclusive and binding upon the Employer and the Employee. For purposes of making the calculations required by this Section 8(e), the Auditor may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Employer and the Employee shall furnish to the Auditor such information and documents as the Auditor may reasonably request in order to make a determination under this Section 8(e). The Employer shall bear all costs the Auditor may reasonably incur in connection with any calculations contemplated by this Section 8(e).

(f)OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall automatically be deemed to have resigned from any Board and any position as an officer, director or fiduciary of any Company related entity. The Employee will take any action reasonable requested by the Employer to document such resignation.

(g)EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 7 and 8 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.

9.RELEASE; NO MITIGATION; NO SET-OFF. Any and all amounts payable and benefits or additional rights provided pursuant to Section 8(d)(ii), 8(d)(iii) and 8(d)(iv) of this Agreement shall be payable only upon a termination of employment of the Employee, provided the Employee executes (and does not revoke) a release (the “Release”) in substantially the form attached on Exhibit B hereto. The Release must be signed by the Employee and returned to the Employer (and not revoked) within fifty-five (55) days following the Termination Date. If the Employee fails or otherwise refuses to execute a Release, the Employee will not be entitled to any benefits under Section 8(d)(ii), 8(d)(iii) and 8(d)(iv), and the Employer will have no further obligations with respect to the provision of those benefits except as may be required by law. The Employer’s obligations to pay the Employee amounts hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Employer or the Company or any of their respective affiliates.

10.RESTRICTIVE COVENANTS. For purposes of Sections 10, 11, 13 and 19(a), the term “Company” shall refer to the Related Parties and/or each of their respective subsidiaries and affiliates, including any predecessors and/or successors of any of the foregoing, as the context so requires, each of whom shall be express third party beneficiaries of the rights of the “Company” under Sections 10, 11, 13, and 19(a).

(a)CONFIDENTIALITY. The Employee hereby acknowledges that in connection with the Employee’s employment by the Company the Employee has been provided and will be provided Confidential Information (as defined below) (including, without limitation, procedures, memoranda, notes, records and customer and supplier lists whether such information has been or is made, developed or compiled by the Employee or otherwise has been or is made available to Employee), including information Employee has not received before, regarding the business and operations of the Related Parties. The Employee further acknowledges that such Confidential Information is unique, valuable, considered trade secrets and deemed proprietary by the Related Parties, and that the receipt of this Confidential information creates a special relationship of trust and confidence between the Company and the Employee. Employee thus acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself. For purposes of this Agreement, “Confidential Information” includes, without limitation, any information heretofore or hereafter acquired, developed or used by any of the Related Parties relating to Business Opportunities or Intellectual Property or other geological, geophysical, economic, financial or management aspects of the business, operations, properties or prospects of the Related Parties, whether oral or in written form. The Employee agrees that all Confidential Information is and will remain the property of the Related Parties. The Employee further agrees, except for disclosures occurring in the good faith performance of Employee’s duties for the Related Parties, during the Employment Term and at all times thereafter, to hold in the strictest confidence all Confidential Information, and not to, directly or indirectly, duplicate, sell, use, lease, commercialize, disclose or otherwise divulge to any person or entity any portion of the Confidential Information or use any Confidential Information for Employee’s own benefit or profit or allow any person, entity or third party, other than the Related Parties and authorized executives of the same, to use or otherwise gain access to any Confidential Information. The Employee will have no obligation under this Agreement with respect to any information that becomes generally available to the public other than as a result of a disclosure by the Employee or Employee’s agent or other representative or becomes available to the Employee on a non-confidential basis from a source other than the Related Parties through no breach of any agreement with the Company or any of the Related Parties. Further, the Employee will have no obligation under this Agreement to keep confidential any of the Confidential Information to the extent that a disclosure of it is required by law or is consented to by the Company in writing; provided, however, that if and when such a disclosure is required by law, the Employee promptly will provide the Company with notice of such requirement, so that an appropriate protective order may be sought, and will cooperate with the Company in any attempt by Company to obtain any such appropriate protective order.

(b)RETURN OF PROPERTY. The Employee agrees that all Confidential Information, whether prepared by the Employee or otherwise coming into Employee’s possession, is and shall remain the exclusive property of the Company and/or Related Parties. Employee further agrees to deliver promptly to the Company, upon termination of Employee’s employment hereunder, or at any other time when the Company so requests, all documents relating to the business of the Related Parties, including without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Related Parties and all copies thereof and therefrom; provided, however, that the Employee will be permitted to retain copies of any documents or materials solely of a personal nature or otherwise related to the Employee’s rights under this Agreement. Employee further agrees that, after Employee provides a copy of such information or documents to the Company, Employee will immediately delete any information or documents relating to the Company’s business from any computer, cellular phone or other digital or electronic device owned by Employee.

(c)NONCOMPETITION. In consideration of the payments, benefits and other obligations of the Company to the Employee pursuant to this Agreement, including, without limitation, the Company’s obligation to provide the Employee with Confidential Information pursuant to Section 10(a) hereof, and in order to protect such Confidential Information and preserve the goodwill of the Related Parties, the Employee hereby covenants and agrees to the following provisions.

(i)Non-Compete Obligations During Employment Term. The Employee agrees that during the Employment Term: (A) the Employee will not, other than through the Related Parties, unless approved in writing by a majority of the Board, engage or participate in any manner, whether directly or indirectly, through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, in any business or activity which is engaged in leasing, acquiring, exploring, or producing, gathering or marketing hydrocarbons and related products (“Competing Business”), unless set forth on the approved activities list on Exhibit A; and (B) all investments made directly or indirectly by the Employee (whether in Employee’s own name or in the name of any family members or other nominees or made by the Employee’s controlled affiliates) in a Competing Business will be made solely through the Related Parties, unless approved in writing by a majority of the Board or unless such activity is set forth on Exhibit A; and the Employee will not directly or indirectly through any family members or other person or entity and will not permit any of Employee’s controlled affiliates to: (I) invest or otherwise participate alongside the Related Parties in any Business Opportunities relating to or arising from a Competing Business, or (II) invest or otherwise participate in any business or activity relating to or arising from a Competing Business, regardless of whether any of the Related Parties ultimately participates in such business or activity, in either case, except through the Related Parties, unless approved in writing by a majority of the Board or unless such activity is set forth on Exhibit A. Notwithstanding the foregoing, for purposes of Section 10(c), prohibitions on actions of a “family member” will not include (x) actions with respect to which the Employee has no reasonable expectation of a material benefit or (y) persons who are not in the Employee’s immediate family or with respect to whom the Employee exercises no reasonable control.

(ii)Non-Compete Obligations After Termination Date. The Employee agrees that the Employee will not in the Geographic Area engage or participate in any manner, whether directly or indirectly through any family member or other person or as an employee, employer, consultant, agent principal, partner, more than one percent shareholder, officer, director, licensor, lender, lessor or in any other individual or representative capacity, unless approved in writing by a majority of the Board or unless such activity is set forth on Exhibit A: During the one (1) year period following the Termination Date, in any business or activity that is a Competing Business; provided, that this subsection (ii) will not preclude the Employee from making investments in securities of oil and gas companies that are registered on a national stock exchange if the aggregate amount owned by the Employee and all family members and affiliates does not exceed 3% of such company’s outstanding securities. During the one (1) year-period following the Termination Date if Employee, in the future, seeks or is offered employment, or any other position or capacity with a Competing Business, Employee agrees to inform each new employer or entity, before accepting employment, of the existence of the restrictions in Section 10. Further, before taking any employment position with any Competing Business during the one-year period following the Termination Date, Employee agrees to give prior written notice to the Company of the name of such Competing Business and Employee’s intent to take a position with such Competing Business. The Company shall be entitled to advise such Competing Business of the provisions of Section 10 and to otherwise deal with such Competing Business to ensure that the provisions of Section 10 are enforced and duly discharged.

(iii)Not Applicable Following Change of Control Termination. If Employee’s employment is terminated within twenty-four (24) months after a Change of Control by the Employee for Good Reason or by the Company without Cause, the Employee will not be subject to the covenants contained in this Section 10(c).

(iv)Geographic Area. For purposes of this Agreement, the “Geographic Area” shall mean (i) any county or parish in which the Related Parties own any oil and gas interests or conducts operations on the Termination Date or in which the Related Parties have owned any oil and gas interests or conducted operations at any time during the six months immediately preceding the Termination Date; or (ii) any county or parish adjacent to any county or parish described in clause (i) of this Section 10(c)(iv).

(d)NONSOLICITATION; NONINTERFERENCE. During the Employment Term and for a period of twenty-four (24) months after the Termination Date, the Employee, directly or indirectly, will not, whether for Employee’s own account or for the account of any other person or entity:

(i)Other than for the benefit of and on behalf of the Related Parties during the Employment Term, solicit, attempt to transact business with, accept business from, transact business with, encourage or entice to end a relationship with any of the Related Parties, encourage or entice to lessen or alter a relationship with any of the Related Parties any client or customer of any of the Related Parties with whom Employee had any contact with (whether orally, in person or in any writing) during Employee’s employment with the Company or about whom or which the Employee learned of or obtained Confidential Information about during the Employee’s employment with the Company. The restrictions in this Section 10(d) concerning solicitations, attempting to transact business, transacting business, or accepting business applies only to solicitations for, or accepting business on behalf of, any Competing Business.; and

(ii)solicit, hire, endeavor to entice away from the Related Parties, discuss or encourage leaving employment with the Related Parties or working for or providing services to any person or entity other than the Related Parties, or otherwise interfere with the relationship of the Related Parties with any person who is then employed by the Related Parties (including, without limitation, any independent contractors, engineers, geologists, sales representatives or organizations) or who had such a relationship with any of the Related Parties within the twelve (12) months preceding such solicitation, hiring, enticement, discussion, encouragement or interference.

(e)ASSIGNMENT OF DEVELOPMENTS.

(i)Employee hereby assigns to the Company any rights Employee may have or acquire in Business Opportunities (defined below) and Proprietary Information (defined below) and recognizes that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all trade secret rights, patent rights, copyrights, and all other rights throughout the world (collectively, “Proprietary Rights”) related thereto. “Proprietary Information” means trade secrets, confidential knowledge, data or any other proprietary information of the Company. By way of illustration but not limitation, Proprietary Information includes: (i) trade secrets, inventions, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, knowhow, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (ii) tangible and intangible information relating to formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, testing trials, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. Employee further hereby assigns to the Company all of Employee’s right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during the Employee’s employment with Company, prior to the Effective Date or in conjunction or at the request of any other person or entity and related in any manner to leasing, acquiring, exploring, or producing, gathering or marketing hydrocarbons and related products, or any other line of business in which the Company becomes involved during Employee’s employment with the Company (collectively, “Prior O&G Inventions”). Inventions and Prior O&G Inventions are hereinafter referred to as “Company Inventions.” Employee recognizes that this Agreement does not require assignment of any invention which Employee developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information, unless that invention (a) relates at the time of conception or reduction to practice of the invention to leasing, acquiring, exploring, or producing, gathering or marketing hydrocarbons and related products, or any other portion of the Company’s business or actual or demonstrably anticipated research or development of the Company; or (b) results from any services performed by Employee for the Company. Employee also assigns to, or as directed by, the Company all of Employee’s right, title and interest in and to any and all Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies. Employee also acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of the services that Employee provides to the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Employee also agrees to promptly and fully disclose to Company any and all Company Inventions and to assign to the Company in the future when any such Company Inventions are first reduced to practice or first fixed in a tangible form all of Employee’s right, title and interest in and to any and all such Company Inventions. Employee further agrees to assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end, Employee will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Employee will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. In the event the Company is unable for any reason, after reasonable effort, to secure Employee’s signature on any document needed in connection with the actions specified in this Section 10(e), Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, which appointment is coupled with an interest, to act for and in Employee’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 10(e) with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, which Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by Employee and all Inventions made by Employee during Employee’s employment with the Company, which records shall be available to and remain the sole property of the Company at all times. Except for the Prior O&G Inventions, those Inventions, if any, patented or unpatented, that Employee made prior to Employee’s employment with the Company are excluded from the scope of this Agreement. For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located, which are wholly or partially developed by the Employee or by a Competing Business during the Employment Term or originated by any third party and brought to the attention of the Employee during the Employment Term, together with information relating thereto (including, without limitation, geological and seismic data and interpretations thereof, whether in the form of maps, charts, logs, seismographs, calculations, summaries, memoranda, opinions or other written or charted means). However, Business Opportunities do not include the activities listed on Exhibit A hereto as described by Employee to the Board on or before the Effective Date of this Agreement.

(ii)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(f)MUTUAL NONDISPARAGEMENT. Employee agrees that the Company’s goodwill and reputation are assets of great value to the Company which were obtained through great cost, time and effort. Therefore, Employee agrees, that during Employee’s employment with the Company and after the termination of Employee’s employment for any reason, Employee will not in any way disparage, libel or defame the Company or any of the Related Parties or any of their businesses or business practices, products or services, or employees, officers, directors or owners. The Company agrees to direct its executive officers and members of the Board, in each case, as of the date of termination, to not, while employed by the Company or serving as a director of the Company, as the case may be, make negative comments about the Employee or otherwise disparage the Employee in any manner that is likely to be harmful to the Employee’s business reputation. The foregoing shall not be violated by truthful statements in response to, or pursuant to, legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s executives and directors shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.

(g)REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 10 hereof. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The

Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 10, and that the Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 10 if the Employee challenges the reasonableness or enforceability of the provisions of this Section 10. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 10.

(h)REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 10 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

(i)TOLLING. In the event of any violation of the provisions of this Section 10, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 10 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

(j)SURVIVAL OF PROVISIONS. The obligations contained in Sections 10 and 11 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.

11.COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of any claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company (collectively, the “Claims”). The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuits involving Claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigations of the Company or its affiliates (or their actions) or another party attempts to obtain information or documents from the Employee (other than in connection with any litigation or other proceeding in which the Employee is a party-in-opposition) with respect to matters the Employee believes in good faith to relate to any investigation of the Company or its affiliates, in each case, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not do so unless legally required. During the pendency of any litigation or other proceeding involving Claims, the Employee shall not communicate with anyone (other than the Employee’s attorneys and tax and/or financial advisors and except to the extent that the Employee determines in good faith is necessary in connection with the performance of the Employee’s duties hereunder) with respect to the facts or subject matter of any pending or potential litigation or regulatory or administrative proceeding involving the Company or any of its affiliates without giving prior written notice to the Company or the Company’s counsel. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 11.

12.WHISTLEBLOWER PROTECTION. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Employee (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Employee does not need the prior authorization of the Company to make any such reports or disclosures and the Employee shall not be not required to notify the Company that such reports or disclosures have been made.

13.EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 10 or Section 11 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages. In the event of a violation by the Employee of Section 10 or Section 11 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease, and any severance previously paid to the Employee shall be immediately repaid to the Employer.

14.NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 14 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Employer may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Employer, provided that the Employer shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean the Employer and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Employer under this Agreement by operation of law or otherwise.

15.NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee, to the address (or to the facsimile number) shown in the books and records of the Employer.

If to the Employer:

Legacy Reserves Inc.
303 W. Wall Street, Suite 1800
Midland, TX 79701
Attention: General Counsel

If to the Company:
Legacy Reserves Inc.
303 W. Wall Street, Suite 1800
Midland, TX 79701
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
16.SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Employer or the Company, the terms of this Agreement shall govern and control.

17.SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.

18.COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

19.Consent to Jurisdiction and Service of Process.

(a)Section 10 Disputes. In the event of any dispute, controversy or claim between the Company and the Employee arising out of or relating to the interpretation, application or enforcement of the provisions of Section 10, the Company and the Employee agree and consent to the personal jurisdiction of the state and local courts of Midland County, Texas and/or the United States District Court for the Western District of Texas for resolution of the dispute, controversy or claim, and that those courts, and only those courts, will have jurisdiction to determine any dispute, controversy or claim related to, arising under or in connection with Section 10 of this Agreement. The Company and the Employee also agree that those courts are convenient forums for the parties to any such dispute, controversy or claim and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to the Employee at his last known address as reflected in the Company’s records.

(b)Disputes Other Than Under Section 10. In the event of any dispute relating to this Agreement, other than a dispute relating solely to Section 10, the parties will use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days, then, upon notice by either party to the other, all disputes, claims, questions, or differences will be finally settled by arbitration administered by the American Arbitration Association in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator will be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator will be selected pursuant to the procedures of the American Arbitration Association (the “AAA”) in Midland, Texas. The determination reached in such arbitration will be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction. Unless otherwise agreed by the parties, any such arbitration will take place in Midland, Texas, and will be conducted in accordance with the Commercial Arbitration Rules of the AAA.

20.INDEMNIFICATION. The Employer hereby agrees to indemnify the Employee and hold the Employee harmless to the extent provided under the By-Laws of the Employer against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Employee’s good faith performance of the Employee’s duties and obligations with the Employer. This obligation shall survive the termination of the Employee’s employment with the Employer.

21.LIABILITY INSURANCE. The Employer shall cover the Employee under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Employer covers its other officers and directors.

22.GOVERNING LAW. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas (without regard to its choice of law provisions).

23.MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Employer with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

24.REPRESENTATIONS. The Employee represents and warrants to the Employer that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder.

25.TAX MATTERS.

(a)WITHHOLDING. The Employer may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)SECTION 409A COMPLIANCE.

(i)The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Employee notifies the Employer (with specificity as to the reason therefor) that the Employee believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Employee to incur any additional tax or interest under Code Section 409A and the Employer concurs with such belief or the Employer (without any obligation whatsoever to do so) independently makes such determination, the Employer shall, after consulting with the Employee, reform such provision to attempt to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Employer of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Employer be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 25(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the date of the “separation from service”, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.
(v)Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Employer

By:	/s/ James Daniel Westcott
James Daniel Westcott
President

Employee

By:	/s/ Robert L. Norris
Robert L. Norris

Company

By:	/s/ James Daniel Westcott
James Daniel Westcott
President

B-1

Exhibit A to Employment Agreement
EXHIBIT A
Approved Outside Activities as of the Effective Date
None.

EXHIBIT B
GENERAL RELEASE

I,             , in consideration of and subject to the performance by the Employer (together with its subsidiaries, the “Employer”), of its obligations under the Employment Agreement dated as of February 7, 2019 (the “Agreement”), which are further described on Schedule A attached hereto, do hereby release and forever discharge as of the date hereof the Employer and the Company and their respective affiliates and all present, former and future managers, directors, officers, employees, successors and assigns of the Employer and the Company and their affiliates and direct or indirect owners (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.My employment or service with the Employer and its affiliates terminated as of             , and I hereby resign from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Employer or the Company or their affiliates (or reaffirm any such resignation that may have already occurred). I understand that any payments or benefits paid or granted to me under Section 8 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 8 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. I understand and agree that such payments and benefits are subject to Sections 10 and 11 of the Agreement, which (as noted below) expressly survive my termination of employment and the execution of this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Employer or the Company or their affiliates.

2.Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Employer, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Employer, the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with any event occurring by the date hereof, including claims connected with my employment with, or my separation or termination from, the Employer (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended

(including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Employer or the Company or their affiliates.

6.In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Employer or the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

7.I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Employer, the Company, any Released Party or myself of any improper or unlawful conduct.

8.I agree that if I violate this General Release by suing the Employer, the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.

9.I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

10.Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization or any governmental entity.

11.I hereby acknowledge that Sections 8 through 15, 20 through 23 and 25 of the Agreement shall survive my execution of this General Release.

12.I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.

13.Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

14.Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]‑DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:                            DATED:

Schedule A
Benefits
The Employer shall provide me with the following, subject to the terms and conditions set forth in the Employment Agreement and the General Release (including, without limitation, my continued compliance with Sections 9, 10, and 11 of the Employment Agreement):

1.	The Accrued Benefits (as defined in the Employment Agreement), payable within thirty (30) days following the Date of Termination.

2.a Pro Rata Bonus

3.subject to my continued compliance with the obligations in Sections 9, 10 and 11 of the Employment Agreement, a sum equal to (x) the Employee’s monthly Base Salary rate at the highest rate in effect at any time during the twelve (12) month period prior to the Termination Date plus (y) 1/12 of the Target Bonus, paid monthly for a period of twelve (12) months following such termination; provided, that if such termination occurs within twenty-four (24) months following a Change of Control (as defined in the Company’s Legacy Reserves Inc. 2018 Omnibus Plan), such 12-month period shall be increased to 18 and the aggregate applicable amount shall be paid in a lump sum within sixty (60) days of the applicable Termination Date; provided, further, that to the extent that the payment of any amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (as defined in Section 25 hereof), any such payment scheduled to occur during the first sixty (60) days following the termination of employment shall not be paid until the first regularly scheduled pay period following the sixtieth (60th) day following such Termination Date and shall include payment of any amount that was otherwise scheduled to be paid prior thereto;

4.to the extent that I elect COBRA continuation coverage, the Company will pay the full cost of my COBRA continuation coverage for the maximum period as COBRA continuation coverage is required to be provided under applicable law; provided, however, that the benefits described in Section 8(d)(iv) of the Employment Agreement may be discontinued prior to the end of the period provided in Section 8(d)(iv) of the Employment Agreement to the extent, but only to the extent, that I receive substantially similar benefits from a subsequent employer or in the event such continuation coverage causes the Employer or the Company to incur any excise taxes (as further described in the Employment Agreement).